EXHIBIT 10.160
FIRST CASUALTY EXCESS OF LOSS
REINSURANCE CONTRACT
No. 2008158
Effective: January 1, 2008 — January 1, 2009
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FIRST CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT No. 2008158
TABLE OF CONTENTS

ARTICLE	CLAUSE	PAGE

1	Coverage	3
2	Commencement and Termination	6
3	Limit of Liability	7
4	Net Retained Lines	8
5	Territory	8
6	Ultimate Net Loss	8
7	Extra Contractual Obligations	10
8	Loss in Excess of Original Policy Limits	11
9	Definitions	12
10	Reinsurance Premium	15
11	Reinstatement	16
12	Salvage and Subrogation	16
13	Loss Adjustment and Settlement	17
14	Structured Settlements	18
15	Interest Penalty	18
16	Dividends and Taxes	20
17	Federal Excise Tax	20
18	Currency	20
19	Access to Records	20
20	Insolvency	22
21	Arbitration	23
22	Offset	26
23	Unauthorized Reinsurance	27
24	Service of Suit	29
25	Errors and Omissions	30
26	Confidentiality	30
27	Governing Law	32
28	Severability	32
29	Entire Agreement	32
30	Special Conditions	32
31	Assignment, Novation or Transfer	36
32	Reinsurer Claim Obligations	37
Attachments:
Nuclear Energy Risk Exclusion Clause (Reinsurance 1994 Worldwide Excluding U.S.A. & Canada)
Nuclear Incident Exclusion Clause — Liability — Reinsurance U.S.A
Nuclear Incident Exclusion Clause — Liability — Reinsurance — Canada
Terrorism Exclusion Clause
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FIRST CASUALTY EXCESS OF LOSS
REINSURANCE CONTRACT
No. 2008158
(hereinafter referred to as the “Contract”)
The “Subscribing Reinsurer” whose
name appears on the Interests and Liabilities Agreement
attached to and forming a part of this Contract
(hereinafter individually referred to as the “Subscribing Reinsurer” and collectively referred to as the “Reinsurers”)
does hereby indemnify, as herein provided and specified, the
PEERLESS INSURANCE COMPANY
(hereinafter referred to as the “Company”).
ARTICLE 1 — COVERAGE
A.	The Subscribing Reinsurer hereby reinsures the Company in respect of liability which may accrue to the Company or a Legal Entity and reinsured, directly or indirectly, by the Company under any Policy or Policies, classified by the Company or a Legal Entity as general liability, automobile liability, and other lines of business excluding liability in connection with the following classes of business or contracts:
     Section A
1.	Credit Insurance and/or Financial Guarantee.

2.	Liability under any Insolvency Fund arising by contract, operation of law or otherwise, whether voluntary or involuntary. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the Company or a Legal Entity of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors, or assigns, which has been declared by any competent authority to be insolvent, or which has been otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.	Reinsurance Assumed except for inter-company reinsurance between the members of the Agency Markets Group, business classified as reinsurance written by the Company or a Legal Entity for and on behalf of a direct insured, business assumed from the Wausau Business Group, business assumed from OneBeacon Insurance Group and reinsurance assumed by Liberty National Market — Global Business Unit.

4.	Liability as excluded by the attached clauses entitled:
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a.	Nuclear Energy Risks Exclusions Clause Reinsurance Worldwide excluding U.S.A. and Canada — NMA 1975a;

b.	Nuclear Incident Exclusion Clause Liability Reinsurance U.S.A. — NMA1590 (amended);

c.	Nuclear Incident Exclusion Clause Liability Reinsurance Canada — NMA1979a.
5.	Terrorism, as attached.

6.	Liability whatsoever for any claim or claims in respect of loss or losses directly or indirectly arising out of, resulting from or in consequence of, or in any way involving asbestos, or any materials containing asbestos in whatever form or quantity.

7.	Director’s and Officer’s Liability, and Professional Liability coverage underwritten by the Liberty International Underwriters business unit, except coverage shall be provided for Extra Contractual Obligations and Loss in Excess of Original Policy Limits pursuant to Articles 7 and 8 of this Contract.

8.	War, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, mutiny, revolution, rebellion, insurrection, uprising, military or usurped power, confiscation by order of any public authority or government de jure or de facto, martial law;
     Section B
1.	Workers’ Compensation insurance.

2.	Bankers’ and Brokers’ insurances or reinsurance issued by the Company or a Legal Entity meaning contracts issued to banks, trust companies, building and loan companies, safe deposit companies, investment companies, including investment trusts, finance companies, credit unions, stock or security, brokers, or to similar financial institutions, insuring them against loss from the following hazards:
a.	Infidelity of employees and/or partners;

b.	Unfaithful performance of duties by employees and/or partners;

c.	Loss of property in transit;

d.	Forgery or alteration of negotiable or other paper;

e.	Burglary, robbery, theft, false pretenses or fraud;

f.	Mysterious disappearance or misplacement of property;

g.	Loss of property from safe deposit boxes or other depositories;

h.	Damage to or destruction of money or securities;
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i.	Counterfeiting of currencies or securities.
3.	Motor Vehicle Physical Damage Insurance, but this exclusion shall not apply to Motor Vehicle Property Damage Liability Insurance.

4.	Fire Insurance, including the coverage ordinarily written under Extended Coverage Endorsements.

5.	Seepage and Pollution in accordance with the ISO Commercial General Liability Seepage and Pollution Exclusion, except as otherwise restricted by State law. This exclusion shall not apply to pollution coverage granted under the 1983 Motor Carrier Act.

6.	Group Health, Disability, Hospital or Surgical Insurance, but this exclusion shall not apply to any loss due to two or more persons insured under one or more Group policies suffering bodily injuries, including death resulting therefrom, as a result of one accident or series of accidents arising out of one event.

7.	Livestock Mortality Insurance.

8.	Surety business, but this exclusion shall not apply to faithful performance bonds or public official bonds; provided, however, that the Subscribing Reinsurer shall not be liable for any loss resulting from the insolvency of any firm, company, corporation or bank with which a guaranteed official has deposited funds in the course of his/her duties.

9.	Insurance covering the liability of owners or operators of aircraft carrying passengers for hire, for injuries to such passengers.

10.	Contracts of insurance written on any cost-plus plan which provides for payment of the full amount of all losses, however great, by the policyholder. This exclusion shall not apply to contracts of insurance, premiums for which are determined by a retrospective rating plan which provides for a specific maximum premium or a formula for determination of a maximum premium.

11.	Contracts of liability insurance covering injuries to persons or property arising out of the rail operations of Class 1 railroads; but this exclusion shall not apply to railroad Protective Liability policies issued at the request of the Company’s or Legal Entities’ policyholders doing work for or on the premises of such railroads.
B.	If any risks reinsured hereunder, but falling within the scope of the above Section B exclusions, are assigned to the Company or a Legal Entity under any assigned risk plan, the coverage afforded by this Contract shall apply to such risks, but only for the policy limits prescribed by said plan, and subject to the limits of this Contract.
C.	The above Section B exclusions shall not apply when they are merely incidental to the main operations of the insured, provided such main operations are covered by the Company or a Legal Entity and are not themselves excluded from the scope of this Contract. For the purposes of
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this paragraph, “incidental,” as used in this paragraph, is defined as operations that generate 10% or less of the primary insured’s total revenue.
D.	With respect to the business excluded in Section B, coverage shall be provided for Extra Contractual Obligations and Loss in Excess of Original Policy Limits pursuant to Articles 7 and 8 of this Contract.
E.	Should the Company or a Legal Entity, by reason of an inadvertent act, error, or omission, be bound to afford coverage excluded under Section B, the Subscribing Reinsurer shall waive the exclusion(s). The duration of said waiver shall not extend beyond the time that notice of such coverage has been received by the responsible underwriting authority of the Company or a Legal Entity plus the minimum time period required thereafter for the Company or a Legal Entity to terminate such coverage.
F.	The Company may submit to the Subscribing Reinsurer for special acceptance hereunder, business not covered by this Contract. If said business is accepted by the Subscribing Reinsurer, it shall be subject to the terms of this Contract, except as such terms are modified by such acceptance. Any special acceptance business covered under the reinsurance agreement being replaced by this Contract shall be automatically covered hereunder. Further, should the Subscribing Reinsurer become a party to this Contract subsequent to the acceptance of any business not normally covered hereunder, they shall automatically accept same as being a part of this Contract.
ARTICLE 2 — COMMENCEMENT AND TERMINATION
A.	This Contract applies to losses occurring during its effective period and reported to the Company or a Legal Entity by 12:01 a.m., January 1, seven years following the expiration of this Contract and reported to the Subscribing Reinsurer within 90 days thereafter. This Contract is effective 12:01 a.m., January 1, 2008, Local Standard Time and shall continue in effect until 12:01 a.m., January 1, 2009, Local Standard Time.
B.	This Contract shall also apply to claims occurring subsequent to January 1, 1986 but time barred from recovery due to the expiry of the reporting dates contained in the Commencement and Termination Article of the original Contracts in-force subsequent to January 1, 1986. This Contract shall be applicable only to “timed barred claims” which are first reported to the Subscribing Reinsurer by the Company during the period January 1, 2008 to January 1, 2009 or within 90 days thereafter. Notwithstanding the terms and conditions of the original Contracts, any losses recoverable hereunder shall be subject to all the applicable terms and conditions of this Contract.
C.	This Contract shall also apply to claims made during the period January 1, 2008 to January 1, 2009 with respect to losses occurring during the period January 1, 1993 to December 31, 1997 for limits of $25,000,000 excess of
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$75,000,000. Notwithstanding the terms and conditions of the original Contracts, any losses recoverable hereunder shall be subject to all the applicable terms and conditions of this Contract.
ARTICLE 3 — LIMIT OF LIABILITY
A.	The Subscribing Reinsurer shall be liable for the Ultimate Net Loss in excess of the sum of $50,000,000 of Ultimate Net Loss each Occurrence in respect of business the subject matter of this Contract, subject to a limit of $50,000,000 on account of each Occurrence.
B.	Notwithstanding the Subscribing Reinsurer’s liability on each Occurrence as set forth above, the Subscribing Reinsurer’s liability shall further be limited to $100,000,000 on account of all Occurrences during the term of this Contract.
C.	It is hereby warranted or so deemed that the Company’s or a Legal Entity’s maximum limit of liability per insured shall be $50,000,000 for bodily injury and property damage separately. It is agreed, however, that this warranty shall not apply where the Company or a Legal Entity is required by statute to provide higher limits, e.g. Michigan PIP and Ontario Accident Benefits.
D.	It is also agreed that subrogation expense incurred shall be paid in addition to the applicable limits of liability set forth above, on the basis provided in the Subrogation Article of this Contract.
E.	It is agreed that the Company’s or a Legal Entity’s limit of liability under any and all policies of Personal Accident Insurance (individual and group) covering any one individual shall be considered as not exceeding $300,000 subject to this Contract. Subject to the limits set forth above, it is agreed that the Company is reinsured hereunder for the excess of the amounts set forth above of Ultimate Net Loss each Occurrence involving more than one person covered under such Policies issued by the Company or a Legal Entity.
F.	It is also understood and agreed that the limit and retention described above applies both to the Company and the Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, and all their subsidiaries (other than the Company and the Legal Entities) (hereafter “the LMG Companies”). Any Loss Occurrence affecting both the LMG Companies on the one hand, and the Company and the Legal Entities on the other, shall be combined with respect to the application of the limit and retention set forth herein. The limit, retention, and reinsurance recovery will be allocated to the Company in the same ratio that the Ultimate Net Loss bears to the total Ultimate Net Loss of the Company and the Legal Entities, on the one hand, and the LMG Companies, on the other.
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ARTICLE 4 — NET RETAINED LINES
A.	This Contract applies only to such portion of any obligation of the Company as the Company retains net for its own account, and in calculating the amount of any loss hereunder and in computing the amount or amounts in excess of which this Contract attaches only loss or losses in respect to that portion of any obligation which the Company retains net for its own account shall be included.
B.	It is agreed that the amount or amounts of the Subscribing Reinsurer’s liability hereunder in respect of any losses shall not be increased by reason of the inability of the Company to collect from any other Subscribing Reinsurer whether specific or general, any amount or amounts which may have become due from them whether such inability arises from the insolvency of such other Subscribing Reinsurer or otherwise.
C.	Allocation of losses and expenses to Legal Entities other than the Company pursuant to inter-company reinsurance among the Legal Entities shall be entirely disregarded for all purposes of this Contract.
D.	The Company is hereby given permission to purchase other reinsurance on the business subject hereunder, recoveries under which shall be disregarded in determining the Company’s net retention under this Contract. It is warranted, however, that this Contract shall be subject to a minimum net retention by the Company of $10,000,000 each Occurrence.
ARTICLE 5 — TERRITORY (LM-02201-2005.06.02-A)
This Contract is worldwide in scope and shall cover risks wherever located.
ARTICLE 6 — ULTIMATE NET LOSS (LM-02400-2006.11.08-A)
A.	The term “Ultimate Net Loss” as used in this Contract shall mean: (1) all amounts paid or due and payable by the Company or a Legal Entity in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal, or payment of claims or judgments arising from each and every loss occurrence for which the Company or a Legal Entity is or may be found liable under the Policies, less salvages and subrogation recoveries and amounts recovered or recoverable under pooling agreements or other reinsurances, whether collectible or not. “Ultimate Net Loss” includes, but is not limited to, the following paid or due and payable amounts: loss adjustment expenses, defense costs, court costs, supersedeas and appeal bond costs, Post or Prejudgment Interest and Delayed Damages, Attorneys Fees and Expenses, Claim-Specific Declaratory Judgment Expenses, a pro rata share of salaries and expenses of the Company’s or its affiliates’ field employees according to the time occupied in adjusting, defending, and settling such loss, and expenses of all of the Company’s or
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its affiliates’ officers and employees incurred in connection with the loss; (except that salaries of officers and employees engaged in general management and located in the home office of the Company or its affiliates’ and any office expense of the Company or its affiliates’ shall not be included), and all other costs of investigation or litigation, (2) Extra Contractual Obligations (as defined in the Extra Contractual Obligations Article), and (3) Loss in excess of original Policy limits (as described in the Loss in Excess of Original Policy Limits Article).
B.	“Claim-Specific Declaratory Judgment Expenses” shall be defined as fees and expenses incurred in actions brought to determine whether the Company or a Legal Entity has a defense and/or indemnification obligation for individual claims presented against Policies covered under this Contract. Any Claim-Specific Declaratory Judgment Expense shall be deemed to have been fully incurred on the same date as the insured’s original loss (if any) giving rise to the action, unless otherwise provided for within this Contract.
C.	The term “Attorneys’ Fees and Expenses” as used above, means the fees and expenses of attorneys, including the fees and expenses of the Company’s or its affiliates’ in-house attorneys providing legal advice on coverage questions and/or defending the Company or a Legal Entity in coverage litigation, and fees and expenses of staff counsel in the defense of policyholder claims. Such Attorneys’ Fees and Expenses for in-house attorneys and staff counsel shall be calculated at the rate for such attorneys plus the expenses incurred by such attorneys, but excluding office expenses of the Company or its affiliates’ and salaries and expenses of their other employees.
D.	“Post or Prejudgment Interest or Delayed Damages” shall mean interest or damages added to a settlement, verdict, award, or judgment based on the period of time prior to or after the settlement, verdict, award, or judgment whether or not made part of the settlement, verdict, award, or judgment.
E.	Nothing in this Article shall be construed to mean that losses under this Contract are not recoverable until the Ultimate Net Loss has been ascertained. In the event a verdict or judgment is reduced by an appeal or a settlement subsequent to the entry of the judgment, thereby resulting in an ultimate saving on such verdict or judgment, or in the event a judgment is reversed outright, the loss adjustment expense incurred in securing such final reduction or reversal shall be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment shall be added to the Ultimate Net Loss. In the event there is no reduction or reversal of a verdict or judgment, the loss adjustment expense incurred in attempting to secure such reduction or reversal shall be added to the Ultimate Net Loss.
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ARTICLE 7 — EXTRA CONTRACTUAL OBLIGATIONS (LM-00900-2007.03.28-A)
A.	This Contract shall protect the Company within the limits hereof for 90% of Extra Contractual Obligations. “Extra Contractual Obligations” are defined as any actual or potential liabilities not covered under any other provision of this Contract, arising from or relating to any alleged or actual act, error or omission, whether intentional or otherwise, or from any alleged or actual negligence, tortious conduct, reckless conduct, violations of statutes or regulations governing the conduct of insurance companies and/or claims adjusters, or bad faith in connection with: (i) the handling of any claim under the Policies covered by this contract, such liabilities arising because of, but not limited to, the following: failure by the Company or a Legal Entity or by a third party claims administrator to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith of the Company or a Legal Entity or by a third party claims administrator in rejecting an offer of settlement, or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim; or (ii) the providing of or failure to provide any loss control or loss prevention services in connection with any Policy hereunder.
B.	The date on which any Extra Contractual Obligation is incurred by the Company or a Legal Entity shall be deemed, in all circumstances, to be the date of the original Occurrence, loss occurrence, accident, casualty, disaster, or loss, as selected by the Company.
C.	However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company or a Legal Entity acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
D.	This Article shall also apply to protect the Company within the limits hereof for 90% of Extra Contractual Obligations as defined above when incurred in respect of all classes of business written by the Company or a Legal Entity otherwise not covered under this Contract. However, the coverage granted under this paragraph will not allow the erosion of any deductible/excess point or the Ultimate Net Loss by anything other than the Extra Contractual Obligations including any related expense awarded against the Company or a Legal Entity in respect of such classes of business unless such coverage is provided under this Contract. For the purposes of a recovery under this paragraph for such classes of business, other than Environmental Impairment Liability, the Company shall retain a minimum net retention of $50,000,000 each Occurrence after deduction of all inuring reinsurance. For Environmental Impairment Liability, the Company shall retain a minimum net retention of $10,000,000. For the purposes of coverage under this paragraph, the date of loss shall be the
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date on which an action is first brought against the Company or a Legal Entity.
E.	In addition to the above, with respect to any company becoming affiliated with the Company and becoming part of Liberty Mutual Agency Markets, this Contract shall respond to 90% of any Extra Contractual Obligations loss on actions first brought against any acquired company after the date of acquisition, on losses occurring prior to the date of acquisition. The Subscribing Reinsurer shall have the benefit of any and all prior inuring reinsurances and/or Errors and Omissions cover purchased. For the purposes of coverage under this paragraph only, the Date of Loss shall be the date on which an action is first brought against the Company.
ARTICLE 8 — LOSS IN EXCESS OF ORIGINAL POLICY LIMITS (LM-01600-2005.08.24-A)
A.	This Contract shall protect the Company within the limits hereof, for 90% of any Loss in excess of the Company’s or a Legal Entity’s original Policy limit where Loss in excess of the limit has been incurred because of a failure by the Company or a Legal Entity or by a third-party claims administrator to settle within the Policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
B.	However, the above paragraph shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a Corporate Officer of the Company or a Legal Entity acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
C.	With regard to excess of Policy limits, the word “Loss” shall mean any amounts for which the Company or a Legal Entity would have been contractually liable to pay had it not been for the limit of the original Policy. The date on which any Loss in excess of the original Policy limit is incurred by the Company or a Legal Entity shall be deemed, in all circumstances, to be the date of the original Occurrence, accident, casualty, disaster, loss occurrence or loss, as selected by the Company.
D.	This Article shall also apply to protect the Company within the limits hereof for 90% of any Loss in excess of its or a Legal Entity’s original Policy limits when incurred in respect of all classes of business written by the Company or a Legal Entity otherwise not covered under this Contract. However, the coverage granted under this paragraph will not allow the erosion of any deductible / excess point or the Ultimate Net Loss by anything other than the excess of original Policy limits Loss (including any related expense) awarded against the Company or a Legal Entity in respect of such classes of business unless such coverage is provided under this Contract. For the
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purposes of a recovery under this paragraph for such classes of business other than Environmental Impairment Liability, the Company shall retain a minimum net retention of $50,000,000 each Occurrence after deduction of all inuring reinsurance. For Environmental Impairment Liability, the Company shall retain a minimum net retention of $10,000,000. For the purposes of coverage under this paragraph, the date of loss shall be the date on which an action is first brought against the Company or a Legal Entity.
E.	In addition to the above, with respect to any company becoming affiliated with the Company and becoming part of Liberty Mutual Agency Markets, this Contract shall respond to 90% of any loss in excess of original Policy limits on actions first brought against any acquired company after the date of acquisition, on losses occurring prior to the date of acquisition. The Subscribing Reinsurer shall have the benefit of any and all prior inuring reinsurances and/or Errors and Omissions cover purchased. For the purposes of coverage under this paragraph, the date of loss shall be the date on which an action is first brought against the acquired company.
ARTICLE 9 — DEFINITIONS
A.	The term “Occurrence” as used in this Contract is defined as follows according to the class or risk involved:
1.a.	All Classes or Risks Covered Hereunder (other than those defined in paragraphs B and D below)

1.b.	All injuries to persons and all losses of injury to or destruction of property resulting from each accident or loss, or from each series of accidents or losses proximately arising out of one event. An event shall mean an individual accident or happening, or singular act, error or omission, which shall be identified as to time and place and be limited in time and place.

2.a.	With respect to liability insurance coverage written subject to aggregate limits of liability on a policy year basis, an Occurrence shall mean the cumulative amount of all losses proceeding from one event. For the purposes of this paragraph, all losses having a common origin and traceable to the same cause, omission, or mistake occurring during any one policy year shall be considered one event. Where the Company or a Legal Entity issues more than one such Policy to the same policyholder such Policies shall together be treated as though they were one Policy.

2.b.	Losses under such Policies shall for the purposes of this Contract be deemed to have occurred in the calendar year in which the inception date of the Policy falls, except that as respects such Policies issued for a period in excess of twelve months, losses for the first twelve month period shall be deemed to have occurred in
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the calendar year in which the inception date of the Policy falls and losses for each succeeding twelve month period or part thereof shall be deemed to have occurred in the calendar year in which the anniversary date of the Policy starting such period falls.
3.	Where the Company’s or a Legal Entities’ original Policies provide for aggregate limits of liability, the Company is permitted to extract from such aggregate Policy (ies) Limits of Liability the amount of loss sustained by them arising from any one event in order that such loss may be added to the Company’s or a Legal Entities’ losses from other Policies for the same event in order to determine the Ultimate Net Loss.

4.a.	Fidelity and Forgery

4.b.	All losses resulting from any fraudulent or dishonest act or omission or series thereof on the part of any one person or of several persons acting in collusion (whether employees or not) and irrespective of the number of the Company’s or a Legal Entity’s obligations involved; provided, that in the case of any loss involving two or more persons acting in collusion, losses resulting from separate acts or omissions on the part of each such person shall be included as part of such loss.
(i.)	It is agreed that an Occurrence commencing prior to the date of termination of this Contract and discovered not later than three years after such termination (excluding only any loss prior to the effective date of this Contract) shall be recoverable under this Contract.

(ii.)	It is further agreed that an Occurrence resulting from a series of acts or omissions, some prior to and some subsequent to the effective date of this Contract, shall be disregarded.
(a.)	As regards losses arising under policies and/or contracts covering on a “losses discovered” or “claims made during” basis (that is to say policies and/or contracts in which the date of discovery of the loss, or the date the claim is made against the insured or is first notified to the Company or a Legal Entity, determines under which policy and/or contract the loss is collectible), such losses are covered hereunder and the date of the discovery of such loss or the date such claim is made or first notified shall be deemed to be the date of loss for the purposes of this Contract, provided that the date of the discovery of the loss or the date the claim is made or first notified falls within the period covered by this Contract.

(b.)	For the purposes of the foregoing the date of first discovery of a “loss” or the date the claim is first made against an insured or first notified to the Company or a
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Legal Entity shall be the date applicable to the entire loss and/or claim and the Subscribing Reinsurer shall be liable for their proportion of the entire loss and/or claim irrespective of the expiry date of this Contract and provided that such first discovery date or first date such claim is made or notified falls within the period of this Contract.
B.	The “Date of Loss” for purposes of this Contract is defined as follows:
1.	For the purposes of this Contract when “claims-made” and/or “losses discovered” and/or “occurrence” and/or “accident” policies are involved in the same loss with other “Claims-Made” and/or “losses discovered” and/or “occurrence” and/or “accident” policies, the date of loss shall be determined as follows:
a.	If an “occurrence” or “accident” policy is identified as being involved then the date of loss shall be the date as determined under the occurrence or accident policy, or

b.	If no “occurrence” or “accident” policy is identified as being involved, then the date of the loss will be the date the first claim is made or discovered under a “Claims-Made” or “losses discovered” policy.
2.	If an occurrence policy is identified after date of loss is established under B. above, the date of loss shall not be changed. Only one date of loss may be established for any event.
C.	The term “Policy” or “Policies,” as used in this contract, shall be defined as any written or oral binder, policy, cover note or contract of insurance or reinsurance and/or any endorsement to any of the foregoing, issued, accepted, or held covered provisionally or otherwise, by or on behalf of the Company or a Legal Entity listed below (each, a “Legal Entity” and, collectively, the “Legal Entities”), and reinsured, directly or indirectly, by the Company;
American Ambassador Casualty Company
American Fire and Casualty Company
America First Insurance Company
America First Lloyd’s Insurance Company
Avomark Insurance Company
Bridgefield Employers Insurance Company
Bridgefield Casualty Insurance Company
Colorado Casualty Insurance Company
Consolidated Insurance Company
Excelsior Insurance Company
Globe American Casualty Company
Golden Eagle Insurance Corporation
Hawkeye-Security Insurance Company
Indiana Insurance Company
Liberty Northwest Insurance Corporation
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Mid-American Fire and Casualty Company
Montgomery Mutual Insurance Company
National Insurance Association
North Pacific Insurance Company
Ohio Casualty of New Jersey Inc.
Ohio Security Insurance Company
Oregon Automobile Insurance Company
Peerless Indemnity Insurance Company
The Ohio Casualty Insurance Company
The Midwestern Indemnity Company
The Netherlands Insurance Company
West American Insurance Company, for business identified as belonging to the Agency Markets Group,
Employers Insurance Company of Wausau and Wausau General Insurance Company and Wausau Underwriters Insurance Company and Wausau Business Insurance Company, for business identified as Wausau Business Group Multi-State business or Business Solutions Group Multi-State business or Wausau Business Group,
Liberty Mutual Insurance Company, on behalf of; The First Liberty Insurance Corporation, LM Insurance Corporation, Liberty Insurance Corporation and Liberty Mutual Fire Insurance Company, for business previously identified as Business Solutions Group and Business Solutions Group Multi-State business,
Liberty County Mutual Insurance Company, for business identified as belonging to the Agency Markets Group, Liberty Mutual Mid-Atlantic Insurance Company, for business identified as belonging to the Agency Markets Group,
OneBeacon Insurance Company for Policies subject to the rewritten Indemnity Reinsurance Agreement by and between Peerless Insurance Company and OneBeacon Insurance Company.
ARTICLE 10 — REINSURANCE PREMIUM
A.	The premium hereon to be paid to the Subscribing Reinsurer shall be calculated at a rate of 0.0389% of the gross net written premium income of the Company and the Legal Entities during the term of this Contract on the class of business which is the subject matter of this Contract.
B.	The term “gross net written premium income” shall mean the gross premiums written by the Company and the Legal Entities on the business covered hereunder less return premiums for cancellations and reductions and less premiums on reinsurance which inures to the benefit of the Subscribing Reinsurer. No deduction shall be made for dividends declared, paid or credited to policyholders of the Company or a Legal Entity.
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C.	The Company shall pay to the Subscribing Reinsurer a minimum and deposit premium equal to $1,163,520 payable in quarterly installments of $290,880 on January 1st, April 1, July 1, and October 1, 2008.
D.	As soon as practicable following the termination or expiration of this Contract, the Company shall furnish the Subscribing Reinsurer a statement of its gross net written premium income as defined herein and if the premium due calculated as provided above, exceeds the deposit premium paid, the balance shall be due and payable to the Subscribing Reinsurer forthwith.
E.	The Company shall also provide the Subscribing Reinsurer as soon as possible after December 31st any reports which may be necessary for annual statement purposes.
ARTICLE 11 — REINSTATEMENT
A.	In the event of the whole or any portion of the coverage hereunder being exhausted by a loss, the amount so exhausted is automatically reinstated from the time of the loss and the Company shall pay to the Subscribing Reinsurer for such reinstatement an additional premium calculated at pro rata of the premium hereon being pro rata as to the fraction of the face value of this Contract (being $50,000,000) reinstated. The additional premium shall be provisionally based on the deposit premium and subsequently adjusted on the premium income for the term of this Contract.
B.	For purposes of calculating reinstatement premium, the reinsurance premium is deemed to be $5,462,534, multiplied by the ratio that the Company’s reinsurance recovery bears to the total reinsurance recovery of the Company and the LMG Companies.
C.	In the event of a paid loss hereunder, there shall be simultaneous settlement of reinstatement premium by the Company.
D.	Notwithstanding anything contained herein to the contrary, the Subscribing Reinsurer’s liability under this Contract shall not exceed $50,000,000 for any one Occurrence nor $100,000,000 for all Occurrences during the term of this Contract.
ARTICLE 12 — SALVAGE AND SUBROGATION (LM-01800-2006.09.12-A)
A.	The Subscribing Reinsurer shall be credited with its share of salvage and/or subrogation in respect of claims and settlements under this Contract, less its share of recovery expense. Unless the Company or a Legal Entity agrees to waive such rights in the settlement of a disputed claim, or the Company and the Subscribing Reinsurer agree to the
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contrary, the Company or a Legal Entities shall enforce their right to salvage and/or subrogation and shall prosecute all claims arising out of such right. Should the Company or the Legal Entities refuse or neglect to enforce this right, the Subscribing Reinsurer is hereby empowered and authorized to institute appropriate action in the name of the Company or a Legal Entity, as applicable.
B.	Amounts recovered from salvage and/or subrogation and the expense of any salvage and/or subrogation proceedings brought by the Company or a Legal Entity or the Subscribing Reinsurer to enforce such rights shall be apportioned between the Company and the Subscribing Reinsurer in the ratio of their respective interests in the total salvage and/or subrogation recovery, and shall be in addition to the limits hereon. In the event there is a failure to obtain a salvage and/or subrogation recovery, the expense of the proceedings shall be apportioned between the Company and the Subscribing Reinsurer in the ratio of their respective interests in the total loss.
C.	All salvage and/or subrogation recoveries obtained by either party, subsequent to payments made by the Subscribing Reinsurer under this Contract, shall be applied as if obtained prior to said payments and all necessary adjustments shall be made between the Company and the Subscribing Reinsurer as soon as practicable after said salvage and/or subrogation recovery is obtained.
D.	The Company or a Legal Entity shall have the right, before the happening of the loss, to waive its right of subrogation as to that loss.
ARTICLE 13 — LOSS ADJUSTMENT AND SETTLEMENT (LM-01500-2006 09.07-A)
A.	The Company shall give notice, as soon as practicable, to the Subscribing Reinsurer of any claim that it has reason to believe could involve this Contract. The Company shall keep the Subscribing Reinsurer informed of significant developments likely to affect the cost of any claim or claims hereunder.
B.	The Company or a Legal Entity may commence, continue, defend, settle, or withdraw from actions, suits, or prosecutions and, generally, do all such things relating to any claim or loss in which the Subscribing Reinsurer is interested as, in the Company’s or a Legal Entity’s judgment, may be beneficial or expedient to the Company and the Subscribing Reinsurer. The Company and the Legal Entities shall be the sole judge as to what claims are covered under their Policies. All of the Company’s Ultimate Net Loss, as well as all loss settlements made and judgments paid by the Company or a Legal Entity, provided they are within the terms of this Contract either under the strict conditions of the Policies or by way of compromise, shall be unconditionally binding upon the Subscribing Reinsurer, who agrees to pay all amounts for which they are liable
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immediately upon reasonable evidence of the amount due being furnished to the Subscribing Reinsurer by the Company. The true intent of this Contract is that the Subscribing Reinsurer shall, in every case to which this Contract applies, follow the settlements of the Company and the Legal Entities.
ARTICLE 14 — STRUCTURED SETTLEMENTS
A.	In the event of a settlement of a loss by agreement of the Company or a Legal Entity to make or fund periodic payments, the Company may, at its option:
1.	Recover from the Subscribing Reinsurer in accordance with the terms of this Contract as periodic payments are made by the Company.

2.	Settle the structured settlement loss with the Subscribing Reinsurer (releasing the Subscribing Reinsurer from further liability) at an amount determined as follows:
a.	The cost of an annuity or reinsurance cover to fund the periodic payments where such an annuity or reinsurance cover has been purchased from an unaffiliated entity with an A+ Best rating following competitive negotiations; or

b.	A figure agreed upon by the Subscribing Reinsurer as representative of a competitive market price for such annuity or reinsurance cover as would be purchased from an A+ Best-rated Company where the Company elects to make provision for funding the periodic payments through (an affiliated entity) means other than provided in (a) above.
B.	In any event, where annuities are used in settlements, and there is a return of funds to the Company or a Legal Entity due to, for example, a reversionary trust with the demise of a claimant, such return of funds shall be treated as recovery and subject to the Subrogation Article of this Contract.
C.	Notwithstanding the above, it is agreed that the Subscribing Reinsurer shall remain liable until all the obligations of the Company or a Legal Entity for a loss covered under this Contract through an annuity, or otherwise, have been satisfied.
ARTICLE 15 — INTEREST PENALTY (LM-01400-2005.08.24-A)
A.	The interest amounts provided for in this Article shall apply to the Subscribing Reinsurer or to the Company in the following circumstances:
1.	If a loss payment owed by the Subscribing Reinsurer to the Company is not received within 45 calendar days following the date
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of presentation to the Subscribing Reinsurer of information necessary to approve payment of the claim, and/or
2.	If any premium payment owed by the Company to the Subscribing Reinsurer is not received within 45 calendar days following the date on which payment is due, and/or

3.	If any premium adjustment, agreed by either Party to the other, is not received within 150 calendar days following the expiry or anniversary of this Contract, and/or

4.	If any return of premiums, commissions, profit sharing, or any amounts not provided in paragraphs A, B, and C above, are not received in accordance with the date specified in this Contract or if no date is specified, within 90 calendar days following the date the debtor Party received the billing.
B.	Failure by the Subscribing Reinsurer or Company to comply with their respective payment obligations within the time periods as herein provided shall, as of that date, be subject to an interest payment computed by multiplying the amount due by a variable rate consisting of the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of the calendar month in which the amount became past due, plus 2%. The variable rate shall be adjusted monthly thereafter to equal the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of each successive month during which the amount due remains unpaid, plus 2%. The product shall then be multiplied by 1/365 for each day after the due date that the amount due and the interest amount remain unpaid. Any interest that occurs pursuant to this Article shall be calculated by the Party to which it is owed.
C.	The validity of any claim or payment may be contested under the provisions of this Contract. If the debtor Party prevails in an arbitration or any other proceeding with respect to the amounts in dispute, there shall be no interest penalty due. If the creditor Party wholly or partially prevails on any of the amounts in dispute, the interest penalty shall be awarded as outlined above. Such interest penalty shall be calculated from the date the monies were due and owing to the date of resolution of the arbitration or proceeding, and shall be payable as of the date of resolution of the arbitration or proceeding.
D.	If a Subscribing Reinsurer advances the entire or partial payment of any claim it is contesting, and wholly or partially prevails in the contest, the Company shall promptly return the applicable amount of such payment. The arbitrator(s) hearing such dispute shall determine if interest shall be added to the amount returned by the Company.
E.	Any interest owing pursuant to this Article may be waived by the Party to which it is owed. Further, any interest calculated pursuant to this Article that is $100 or less shall be waived. Any waiver of any interest pursuant to this paragraph, however, shall not affect the waiving Party’s right to claim
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and/or pursue interest for any other failure by the other Party to make payment when due under this Article.
ARTICLE 16 — DIVIDENDS AND TAXES (LM-00600-2005.06.02-A)
In consideration of the terms of this Contract, the Company shall not claim any deduction in respect of any amount paid as dividends or as reinsurance premium when making tax returns, other than income or profits tax returns to any State or to the District of Columbia.
ARTICLE 17 — FEDERAL EXCISE TAX (LM-01000-2005.08.24-A)
A.	This Article is applicable to any Subscribing Reinsurer who is domiciled outside of the United States of America, except for any Subscribing Reinsurer exempt from Federal Excise Tax. A Subscribing Reinsurer that claims exempt status from Federal Excise Tax shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the demands of the U.S. Internal Revenue Agency and/or other applicable U.S. government authority.
B.	Each Subscribing Reinsurer shall allow the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax.
C.	In the event of any return of premium, the Subscribing Reinsurer shall deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.
ARTICLE 18 — CURRENCY (LM-00500-2005.08.09)
Whenever a reference to a monetary currency appears in this Contract, it shall be construed to mean United States Dollars (“USD”). However, in those cases where the Policies are issued by the Company using Canadian Dollars (“CAD”), it shall mean Canadian Dollars. All payments made by either party shall be made in United States Dollars except that payments made involving Policies issued using Canadian Dollars shall be made in Canadian Dollars. All amounts paid or received by the Company in any other currency shall be converted into United States Dollars at the rate of exchange on the date at which it is entered on the books of the Company.
ARTICLE 19 — ACCESS TO RECORDS (LM-00100-2007.12.26-A)
A.	Except as otherwise provided in this Article, Subscribing Reinsurer, or its duly authorized representative, may upon reasonable prior written notice to
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the Company, at the Subscribing Reinsurer’s own expense, examine at the offices of the Company or its affiliates, during normal office hours, the Company’s or the Legal Entities’ Policy, accounting, underwriting, or claim records and files, or any such additional relevant records and files, as they exist in the Company’s or its affiliates’ possession or reasonable control, relating to business ceded under this Contract. The Subscribing Reinsurer’s notice shall reasonably describe the nature of the inspection that it wishes to conduct, the persons conducting the inspection and upon notice of available files from the Company, the files that it wishes to review. Subject to the limitations expressed in this Article, this right of inspection shall survive termination or expiration of this Contract and shall continue as long as either Party has any rights or obligations under this Contract.
B.	The Company reserves the right to deny the Subscribing Reinsurer access to records or files concerning any particular claim(s) if the Subscribing Reinsurer has not disputed liability for payment of such claim(s), and payment of such claim(s) is more than ninety (90) days overdue according to the Company’s records. The Company shall, however, prior to an arbitration demand that may be instituted by either party, continue to respond to reasonable specific requests for information and questions raised by the Subscribing Reinsurer concerning such claims; and nothing in this Article shall restrict the right or ability of the Subscribing Reinsurer to seek discovery of relevant information in an arbitration proceeding pursuant to the Arbitration Article of this Contract.
C.	As a condition precedent to access to records under this Article, the Subscribing Reinsurer, its personnel and any authorized third party representative of the Subscribing Reinsurer shall agree to the provisions of the Confidentiality Article of this Contract.
D.	The Company reserves the right to withhold any documents from the Subscribing Reinsurer (a) concerning Trade Secrets of the Company or its affiliates, (b) subject to the terms of a third party non-disclosure agreement with the Company or its affiliates requiring third party consent to disclosure, (c) subject to the Work Product Privilege or Attorney-Client Privilege or (d) concerning individual private information that as a matter of law cannot be disclosed by the Company (hereinafter referred to in the Contract as “Privileged Documents”). The Company shall reasonably try to exempt the Reinsurers from any third party non-disclosure agreement or obtain consent from the third party to disclose to the Subscribing Reinsurer.
E.	Notwithstanding the foregoing, the Company shall permit and not object to the Subscribing Reinsurer’s access to Privileged Documents falling within (c) above, in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim, with prejudice against all claimants, and all parties to such adjudications; provided that the Company, may defer release of such Privileged Documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, which might jeopardize the
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Company’s or its affiliates defense by release of such Privileged Documents. In the event that the Company shall seek to defer release of such Privileged Documents or to withhold documents concerning Trade Secrets, it will in consultation with the Subscribing Reinsurer take other steps as reasonably necessary to provide the Subscribing Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privileges or protections. The Subscribing Reinsurer, however, shall not have access to Privileged Documents relating to any dispute between the Company and the Subscribing Reinsurer.
F.	For purposes of this Article, “Trade Secrets” shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996. “Attorney-Client Privilege” shall mean communications of a confidential nature between a) the Company or its affiliates, or anyone retained by or in the control of the Company or its affiliates or their in-house or outside legal counsel, or anyone in the control of such legal counsel, and b) any in-house or outside legal counsel which relate to legal advice being sought by the Company or its affiliates and/or which contains legal advice being provided to the Company. “Work Product Privilege” shall mean communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Company or its affiliates, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.
ARTICLE 20 — INSOLVENCY (LM-01300-2005.08.24-A)
A.	(If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws shall prevail.)
B.	In the event of the insolvency of the Company, reinsurance under this Contract shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any liquidator, receiver, conservator, or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Subscribing Reinsurer shall be made directly to the Company or its liquidator, receiver, conservator, or statutory successor, except to the extent Section 4118(a) of the New York Insurance Law applies, or except (a) where the Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where
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the Subscribing Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Subscribing Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.
C.	It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the insolvent Company shall give written notice to the Subscribing Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Subscribing Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Subscribing Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Subscribing Reinsurer.
D.	Where two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the insolvent Company.
ARTICLE 21 — ARBITRATION (LM-00200-2006.10.25-A)
A.	Disputes to be Arbitrated. With the exception of any dispute resolution procedures that are otherwise contained in this Contract, any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party” individually or “Parties” collectively) arising out of, relating to, or concerning this Contract, whether sounding in contract or tort and whether arising during or after this Contract’s formation, or after its termination, including disputes as to whether the Contract was validly formed or is voidable, shall be submitted to the decision of an arbitration panel (“Panel”). The Panel shall consist of an umpire and two party-appointed arbitrators unless a Party meets the requirements of Paragraph C of this Article and demands arbitration pursuant thereto, in which case the Panel would consist of an umpire only.
B.	Procedures. Except as provided herein, any arbitration shall be based upon the Procedures for the resolution of U.S. Insurance and Reinsurance Disputes, Regular Panel Version, dated April 2004 (the “Procedures”), developed by the Insurance and Reinsurance Dispute Resolution Task Force, subject to the following modifications:
1.	Qualifications of the arbitrators and umpires shall be in accordance with Alternative section 6.2 of the Procedures.
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2.	The Parties hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in the event that section 6.7(a) of the Procedures is invoked.

3.	Unless otherwise mutually agreed, the members of the Panel shall be impartial and disinterested. The members of the Panel may not be: (1) in the control of any Party or its parent, affiliate, or agent, (2) a former director or officer of any Party or its parent, affiliate, or agent, or (3) a likely witness in the arbitration. The requirement of impartiality means that all members of the Panel shall have the same obligation to approach the Panel’s duties and decisions with fairness and without consideration for the fact that Panel members may have been appointed by one of the Parties. The requirement of impartiality does not mean that any arbitrator can have no previous knowledge of or experience with respect to issues involved in the dispute or disputes.

4.	The first sentence of Section 10.4 of the Procedures shall be replaced by the following sentence: “The Panel shall require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought.”

5.	Once the Panel has been constituted, no Party (or anyone acting for a Party) shall have any communications concerning the arbitration or any of the issues before the Panel with any member of the Panel that is not also disclosed to all other Parties and all members of the Panel. Each Panel member shall have a continuing duty to disclose promptly to all Parties and all Panel members any violation of this prohibition and the specifics of any improper communications that occurred. This prohibition shall remain in place until all challenges to any arbitration awards and decisions have been either waived or finally concluded.

6.	Section 11.1 of the Procedures shall be replaced by the following provision: “The Parties may propound discovery seeking disclosure of such information and/or documents relevant to the dispute or necessary for the proper resolution of the dispute.”

7.	Position statements may be amended at any reasonable time, but not later than the close of discovery without a showing to the Panel that the amending Party could not reasonably have raised the new claim or issue at an earlier time.

8.	The Panel shall hold an evidentiary hearing, if one is necessary, within one year of the arbitration demand, unless the Parties otherwise agree. Should a Party seek a reasonable extension to this time frame for good cause shown, the other Party’s agreement shall not be unreasonably withheld.
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9.	To the extent permitted by the law, the Panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

10.	The Panel may award reasonable attorneys’ fees and arbitration costs to the prevailing Party, as determined by the Panel.

11.	Section 14.3 of the Procedures shall be replaced by the following provision: “The Panel shall make a decision and issue an award with regard to the terms expressed in this Contract, and the custom and practice of the property and casualty insurance and reinsurance business. The Panel shall not be obligated to follow the strict rules of law and evidence.”
C.	Alternative Streamlined Procedures. Notwithstanding the foregoing provisions of this Article, the Alternative Streamlined Procedures set forth in section 16 of the Procedures, as modified by sections B3, B4, and B9 through B11 of this Article, shall apply in the event that, in a consolidated proceeding or otherwise, the Party initiating arbitration is seeking payment of a total amount that is no greater than one million dollars ($1,000,000), or the currency equivalent thereof. Sections 16.1, 16.2, 16.3 and the second sentence of section 16.4 of the Alternative Streamlined Procedures shall not apply. The Parties agree to comply with section 6.7 of the Procedures to appoint a single umpire, and hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in section 6.7(a).
D.	Hearing Location. The hearing shall be held in Boston, Massachusetts, unless the Parties mutually agree to a different location.
E.	Confirmation. Either Party may apply to a court of competent jurisdiction for an order confirming any award of the Panel; a judgment of that court shall thereupon be entered on any award. If such an order is issued, the Party against whom confirmation is sought shall pay the attorneys’ fees incurred of the Party who applied for the confirmation order and all court costs of any such proceeding.
F.	Equitable Relief from a Court of Law. Nothing herein shall be construed to prevent any participating Party from applying to a court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the “status quo” of the Parties participating in the arbitration pending the decision and award by the Panel.
G.	Consolidated Proceedings.
1.	Same contract, single Subscribing Reinsurer. Both the Company and any single Subscribing Reinsurer on this Contract have the right to combine any and all disputes between them that concern this Contract (including any renewal of this Contract or any contract for which this Contract is a renewal) into a single arbitration proceeding before a single Panel, except that the standard for determining
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whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.
2.	Multiple contracts, single Subscribing Reinsurer. The Company has the right to combine any and all disputes between the Company and a single Subscribing Reinsurer into a single arbitration proceeding before a single Panel where such disputes involve this Contract and any additional contracts between the two Parties, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

3.	Same contract, multiple Reinsurers. At the Company’s option, if more than one Subscribing Reinsurer is involved in arbitration relating to this Contract, where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers shall constitute and act as one Party for purposes of this Article and communications shall be made by the Company to each of the Subscribing Reinsurers constituting the one Party; provided, however, that the Reinsurers shall have the right to assert several, rather than joint defenses or claims, and to be represented by separate counsel. This provision shall not change the liability of each of the Subscribing Reinsurers under the terms of this Contract from several to joint.
H.	Choice of Law. The law set forth in the Governing Law Article shall apply to this Arbitration Article. In addition, to the extent the Panel (or the umpire in an Alternative Streamlined Procedure) looks to applicable law, such Panel or umpire shall apply the law as set forth in the Governing Law Article of this Contract.
I.	Survival of Article. This Article shall survive the termination or expiration of this Contract.
ARTICLE 22 — OFFSET (LM-01701-2005.06.02-A)
Each party to this Contract together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance(s) due the other (or, if more than one, any other) under this Contract. Such offset may include balances due under this Contract regardless of whether such balances arise from premiums, losses, or otherwise, provided however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of the applicable law, statute, or regulation governing such offset.
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ARTICLE 23 — UNAUTHORIZED REINSURANCE (LM-02500-2006.10.26-A)
A.	(Applies only to a Subscribing Reinsurer who at the inception of the Contract or at any time thereafter does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)
B.	As regards Policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Subscribing Reinsurer a statement showing the proportion of such reserves which is applicable to the Subscribing Reinsurer. The Subscribing Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Subscribing Reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company or the Legal Entities but not recovered from the Subscribing Reinsurer, plus reserves for losses incurred but not reported as determined by the Company, as shown in the statement prepared by the Company (hereinafter referred to as “ Subscribing Reinsurer Obligations”) by funds withheld, cash advances, or Letters of Credit. Unless the Company and the Subscribing Reinsurer otherwise agree, and/or the method of funding is determined by applicable law, statute, or regulation, the Subscribing Reinsurer shall agree to fund such Subscribing Reinsurer Obligations by Letters of Credit.
C.	When funding by Letters of Credit, the Subscribing Reinsurer agrees to apply for and secure timely delivery to the Company of clean, irrevocable, and unconditional Letters of Credit issued by a bank that is a qualified U.S. financial institution and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Subscribing Reinsurer’s proportion of said reserves. At the Company’s request, Subscribing Reinsurer will agree to provide separate Letters of Credit for each Legal Entity. Such Letters of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from their date of expiration or any future expiration date unless 60 days prior to any expiration date the issuing bank shall notify the Legal Entity by certified mail that the issuing bank elects not to consider the Letters of Credit extended for any additional period.
D.	The Subscribing Reinsurer and Company agree that the Letters of Credit provided by the Subscribing Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company, a Legal Entity or any successor, by operation of law, of the Company or a Legal Entity, including without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company, without diminution because of the insolvency of the Company, a
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Legal Entity or the Subscribing Reinsurer for one or more of the following purposes:
1.	To pay or reimburse the Company or a Legal Entity for:
a.	The Subscribing Reinsurer’s share under this Contract of premiums returned, but not yet recovered from the Subscribing Reinsurer, to the owners of Policies reinsured under this Contract on account of cancellations of such Policies; and

b.	The Subscribing Reinsurer’s share, under this Contract, of surrenders and benefits or losses paid by the Company or a Legal Entity, but not yet recovered from the Subscribing Reinsurer, under the terms and provisions of the Policies reinsured under this Contract; and

c.	Any other amounts necessary to secure the credit or reduction from liability for reinsurance taken by the Company or a Legal Entity.
2.	Where the Letters of Credit will expire without renewal or be reduced or replaced by Letters of Credit for a reduced amount and where the Subscribing Reinsurer’s entire obligations under this Contract remain unliquidated and undischarged 10 days prior to the termination date, to withdraw amounts equal to the Subscribing Reinsurer’s share of the liabilities, to the extent that the liabilities have not yet been funded by the Subscribing Reinsurer and exceed the amount of any reduced or replacement Letters of Credit, and deposit those amounts in a separate account in the name of the Company or a Legal Entity in a qualified U.S. financial institution apart from its general assets, in trust for such uses and purposes specified in above as may remain after withdrawal and for any period after the termination date.
E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or a Legal Entity or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company or a Legal Entity as applicable.

F.	At annual intervals, or at the Company’s option, on a quarterly basis, the Company shall prepare a specific statement of the Subscribing Reinsurer’s Obligations, for the sole purpose of amending the Letters of Credit, in the following manner:
1.	If the statement shows that the Subscribing Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Subscribing Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letters of Credit increasing the amount of credit by the amount of such difference.
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2.	If, however, the statement shows that the Subscribing Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment to the Letters of Credit reducing the amount of credit available by the amount of such excess credit.
G.	Any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party”, individually, or “Parties”, collectively) arising out of, relating to, or concerning this Article shall be resolved pursuant to the ARIAS-U.S. Newer Arbitrator Program. Unless the Parties otherwise agree, the ARIAS Newer Arbitrator Program expedited proceeding with a single Newer Arbitrator shall be used to resolve any such disputes.
ARTICLE 24 — SERVICE OF SUIT (LM-01900-2005.08.24-A)
A.	(This article applies to unauthorized Reinsurers and to Reinsurers who are domiciled outside the United States of America.)
B.	This Service of Suit Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.
C.	In the event of the failure of the Subscribing Reinsurer to pay any amount claimed to be due hereunder, the Subscribing Reinsurer, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Subscribing Reinsurer’s right to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any state in the United States. The Subscribing Reinsurer, once the appropriate Court is selected, whether such court is the one originally chosen by the Company and accepted by the Subscribing Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of them upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.
D.	Service of process in such suit may be made upon; Mendes & Mount, LLP, 750 Seventh Avenue, New York, NY 10019-6829.
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E.	The above-named are authorized and directed to accept service of process on behalf of the Subscribing Reinsurer in any such suit. Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefore, the Subscribing Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or their successor(s) in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 25 — ERRORS AND OMISSIONS (LM-00800-2005.06.02-A)
A.	Any inadvertent delay, omission, or error in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability, which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission, or error is rectified upon discovery.
B.	However, this Article shall not override the application of the loss reporting provision as set forth in the Commencement and Termination Article.
ARTICLE 26 — CONFIDENTIALITY (LM-00400-2005.11.10-A)
A.	Confidential Information. The submission materials, and any Policy, financial, underwriting, accounting, and claims information, data statements, representations, and other materials provided by the Company or it affiliates and received by the Subscribing Reinsurer in the course of an audit, inspection, or otherwise, represent confidential or proprietary information (“Confidential Information”). This Confidential Information is intended for the sole use of the Subscribing Reinsurer (and its retrocessionaires, respective auditors, accountants, and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/ or executing its responsibilities under or related to this Contract. The Subscribing Reinsurer acknowledges and agrees that with respect to any review of Confidential Information by the Subscribing Reinsurer, and/or discussion of Confidential Information, the Company and its affiliates do not waive and do not intend to waive any available privilege or protection. The review of Confidential Information by the Subscribing Reinsurer and/or discussion of Confidential Information with the Company or its affiliates shall not destroy, waive, or otherwise impair the proprietary and/or protected status of any Confidential Information or any information revealed in such discussion with the personnel of the Company or its affiliates, whether reviewed by and/or discussed with the Subscribing Reinsurer intentionally or inadvertently, nor does the review of the Confidential Information and/or discussion of Confidential Information with the Company or its affiliates constitute an estoppel or waiver of the Company’s or its affiliates’ rights to assert the attorney-client or work-product privileges, or
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any other applicable privilege or protection, over certain documents contained in the Company’s or its affiliates’ files and/or certain information.
B.	The Company and the Subscribing Reinsurer agree that no confidentiality obligations will apply to Confidential Information to the extent such Confidential Information: (1) is or becomes available to the public, other than as a result of impermissible disclosure by the Subscribing Reinsurer, (2) was or became available lawfully to the Subscribing Reinsurer from a source, other than the Company, its affiliates or their personnel, that is not subject to a confidentiality obligation, (3) was developed independently by the Subscribing Reinsurer prior to disclosure by the Company, its affiliates or their personnel, as demonstrated by the Subscribing Reinsurer’s records, or (4) is required to be disclosed by law, regulation, court, or regulatory agency action, subject to Paragraph E of this Article.
C.	The Subscribing Reinsurer agrees to preserve all confidentiality and privilege pertaining to all Confidential Information provided by the Company and all knowledge and information gained through its review of Confidential Information or discussions with the personnel of the Company or its affiliates. The Subscribing Reinsurer further agrees not to disclose any such Confidential Information to any other person or entity except as such disclosure may be necessary to its retrocessionaires, accountants, attorneys, auditors, actuaries or third party catastrophe modelers or as otherwise required by law. The Subscribing Reinsurer agrees that no Confidential Information is to be copied and/or removed from the Company’s or its affiliates’ premises without the express permission of the Company.
D.	Non-Public Personally Identifiable Information. Additionally, any disclosure of non-public personally identifiable information shall comply with all state and federal statutes and regulations governing the disclosure of non-public personally identifiable information. “Non-public personally identifiable information” is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto. For the purposes hereof, the terms shall include data elements such as names and addresses of individuals. Disclosing or using this information for any purpose beyond the scope of this Contract, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the Company.
E.	Third-Party Demand. Should the Subscribing Reinsurer receive a third-party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information (including Non-public personally identifiable information) that has been provided by the Company or its affiliates, the Subscribing Reinsurer shall make commercially reasonable efforts to notify the Company promptly upon receipt of the demand and prior to disclosure of the Confidential Information and provide the Company a reasonable opportunity to object to the disclosure. If the Company timely objects to the release of the Confidential Information, the Subscribing Reinsurer will comply
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with the reasonable requests of the Company in connection with the Company’s efforts to resist release of the Confidential Information. The Company shall bear the cost of resisting the release of the Confidential Information.

F.	Survival. The parties agree that the obligations contained in this Article shall survive the expiration or termination of this Contract.
ARTICLE 27 — GOVERNING LAW (LM-01200-2005.06.02-A)
The validity and interpretation of this Contract shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts.
ARTICLE 28 — SEVERABILITY (LM-02000-2005.06.02-A)
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
ARTICLE 29 — ENTIRE AGREEMENT (LM 00701-2005.08.24-A)
This Contract shall constitute the entire agreement between the Company and the Subscribing Reinsurer with respect to the subject matter of this Contract and shall supersede all prior understandings, negotiations and discussions, whether oral or written, by or between the Company and the Subscribing Reinsurer relating to the subject matter hereof. There are no general or specific warranties, representations or other agreements by or among the Company and the Subscribing Reinsurer in connection with entering into this Contract except as specifically set forth in this Contract. Notwithstanding the foregoing, this contract may be amended or modified only by a writing signed by both the Company and the Subscribing Reinsurer.
ARTICLE 30 — SPECIAL CONDITIONS (LM02100-2007.12.05-A)
A.	This Article applies only in the event that:
1.	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business or has imposed upon it any other restrictions on or conditions relating to the Subscribing Reinsurer’s license or conduct of business in any jurisdiction; or

2.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for
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the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.	The Subscribing Reinsurer’s policyholders’ surplus or equity has been reduced by 25% or there has been a 25% reduction in the Subscribing Reinsurer’s Stamp Capacity or funds at Lloyds’ at the inception of this Contract; or

4.	The Subscribing Reinsurer has entered into a definitive agreement to become merged with, acquired, or controlled by any unaffiliated company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract; or

5.	The Subscribing Reinsurer’s A.M. Best Rating has been assigned or downgraded below A- or Standard and Poor’s Rating has been assigned or downgraded below A-; or

6.	The Subscribing Reinsurer fails to maintain its surplus at a level of at least 200% of the Subscribing Reinsurer’s Authorized Control Level Risk-Based Capital; or

7.	The Subscribing Reinsurer announces intentions to cease underwriting operations; or

8.	The Subscribing Reinsurer voluntarily ceases underwriting operations; or

9.	The Subscribing Reinsurer has reinsured its entire liability under this Contract, or has entered into a novation extinguishing its entire liability under this Contract without the Company’s prior written consent; or

10.	The Subscribing Reinsurer, directly or through the actions of a parent company or an affiliated entity, has or has attempted to assign, novate or transfer the Subscribing Reinsurer’s rights and/or obligations under this Contract, including any attempted transfer of rights and/or obligations under any U.S. or foreign statute, legislation or jurisprudence, without the Company’s prior written consent; or

11.	The Subscribing Reinsurer directly or through the actions of a parent company or an affiliated entity, has invoked any U.S. or foreign statute, legislation or jurisprudence which purports to enable the Reinsurer to require the Company to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities under this Contract, on an accelerated basis. This condition does not apply to any attempt to enforce a settlement of claims liabilities under a commutation process to which the parties have agreed.
B.	If one or more of the above-stated circumstances occur, the Company shall provide the Subscribing Reinsurer with a written statement of the Subscribing Reinsurer’s share of all paid recoverables, case reserves, loss
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adjustment expenses, incurred but not reported losses, reserves for unearned premium, and ceding commissions due under this Contract (collectively “Obligations”). Within fifteen (15) days of the Subscribing Reinsurer’s receipt of such statement, the Subscribing Reinsurer agrees to fund all Obligations by clean, irrevocable, and unconditional Letters of Credit payable exclusively to the Company and issued by a bank acceptable to the Company. At the Company’s request, the Subscribing Reinsurer shall agree to provide separate Letters of Credit for each Legal Entity. Such Letters of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from their dates of expiration or any future expiration dates, unless sixty (60) days prior to any expiration date the issuing bank shall notify the Company or a Legal Entity, as applicable by certified mail that the issuing bank elects not to extend any Letter of Credit for any additional period.

C.	The Subscribing Reinsurer and Company agree that the Letters of Credit provided by the Subscribing Reinsurer, pursuant to the provisions of this Contract, may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company, a Legal Entity, or any successor, by operation of law, of the Company or a Legal Entity, including without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company or a Legal Entity, without diminution because of the insolvency of the Company, a Legal Entity or the Subscribing Reinsurer for one or more of the following purposes:
1.	To pay or reimburse the Company or a Legal Entity for:
a.	The Subscribing Reinsurer’s share under this Contract of premiums returned, but not yet recovered from the Subscribing Reinsurer, to the owners of Policies reinsured under this Contract due to cancellations of such Policies; and

b.	The Subscribing Reinsurer’s share, under this Contract, of surrenders and benefits or liabilities paid by the Company or a Legal Entity, but not yet recovered from the Subscribing Reinsurer, under the terms and provisions of the Policies reinsured under this Contract; and

c.	Any other amounts necessary to secure the credit or reduction from liability for reinsurance taken by the Company or a Legal Entity.
2.	Where the Letters of Credit will expire without renewal or be reduced or replaced by Letters of Credit for a reduced amount and where the Subscribing Reinsurer’s entire obligations under this Contract remain unliquidated and undischarged ten (10) days prior to the termination date, to withdraw amounts equal to the Subscribing Reinsurer’s share of the liabilities, to the extent that the liabilities have not yet been funded by the Subscribing Reinsurer and exceed the amount of any reduced or replacement Letters of Credit, and deposit those amounts in a separate account in the
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name of the Company or a Legal Entity in a qualified U.S. financial institution apart from its general assets, in trust for such uses and purposes as specified above as may remain after withdrawal and for any period after the termination date.
D.	At annual intervals, or at the Company’s option, on a quarterly basis, the Company shall prepare an adjusted statement of the Subscribing Reinsurer’s Obligations, for the sole purpose of amending the Letters of Credit, in the following manner:
1.	If the statement shows that the Subscribing Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Subscribing Reinsurer shall, within fifteen (15) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letters of Credit increasing the amount of credit by the amount of such difference.

2.	If, however, the statement shows that the Subscribing Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within fifteen (15) days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment to the Letters of Credit reducing the amount of credit available by the amount of such excess credit.
E.	If the Subscribing Reinsurer fails to fund such Obligations by Letters of Credit as described above, the Company may terminate this Contract at any time by the giving of thirty (30) days prior written notice to the Subscribing Reinsurer.

F.	The coverage afforded by this Contract shall cease as of the date of termination and the Subscribing Reinsurer shall return the unearned premium, if any. If coverage hereunder terminates while a claim covered by this Contract is in progress, the Subscribing Reinsurer shall be liable subject to all other conditions hereof for its proportion of the entire claim, provided that the event giving rise to the claim started before such termination.

G.	If the Company elects to terminate this Contract, the Company shall have the option to commute the Subscribing Reinsurer’s liability for loss(es), whether reported or unreported, comprising the sum total of the present value of the ceded: (1) case reserves and allocated loss adjustment expense, (2) projected ultimate losses, (3) any unearned premium reserve, and (4) undiscounted outstanding paid claims (hereinafter the “Commutation Losses”), on Policies covered by this Contract as of the effective date of termination.
1.	The Company shall submit a statement of valuation showing the elements considered reasonable to establish the Commutation Losses, and the Subscribing Reinsurer shall pay the amount
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requested. In the event the Company and the Subscribing Reinsurer cannot agree on the statement of valuation of the Subscribing Reinsurer’s liability under such Policies, either party may request in writing that the differences be settled by a panel of three actuaries. Each party shall appoint an actuary to assess such liability within fifteen (15) days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the third actuary within thirty (30) days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two, and the final decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such Commutation Loss (es) within thirty (30) days. As used herein, “capitalize” shall mean to determine the present value of Commutation Losses, without regard to the Subscribing Reinsurer’s ability to pay such losses. The panel shall meet in Boston, Massachusetts, unless the Company and Subscribing Reinsurer agree otherwise.

2.	All actuaries shall be disinterested in the outcome of the commutation and shall be Fellows of the Society of Actuaries/Fellows of the Casualty Actuarial Society. Except as stated below, the expense of the actuaries and of the commutation shall be equally divided between the parties of the commutation.

3.	The decision in writing of the actuaries, when filed with the parties hereto, shall be final and binding, except that if the Company does not agree with the capitalized value of the Commutation Loss(es), the Company shall have no obligation to commute. In the event the Company does not agree with the capitalized value of the Commutation Loss(es) and does not move forward with commutation, the expense of the actuaries, including reasonable expense of the actuary appointed by the Subscribing Reinsurer, will be paid by the Company. If the Contract is commuted, payment by the Subscribing Reinsurer to the Company or any other third party mutually agreed upon by the Subscribing Reinsurer and the Company shall constitute a complete and final release of the Subscribing Reinsurer in respect to its liability under this Contract.
H.	Termination under the terms of this Article can be made after the date of expiration of this Contract.
ARTICLE 31 — ASSIGNMENT, NOVATION, OR TRANSFER (LM-00300-2007.10.05-A)
This Contract shall be binding upon and inure to the benefit of the Company and the Subscribing Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned, novated or transferred, including any attempted transfer of rights and/or obligations under any U.S. or foreign statute, legislation or jurisprudence, by either the Company or the Subscribing Reinsurer, or as the result of the actions of a parent company or affiliated entity of
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either, without the prior written consent of the other. In the event of any assignment, novation or transfer, the assignor, novator or transferor shall remain liable under this Contract, and further guarantees the performance of all obligations of any assignee, novatee or transferee under this Contract. Notwithstanding the foregoing, the Company may assign this Contract to an affiliated entity, without the Subscribing Reinsurer’s written consent.
ARTICLE 32 — REINSURER CLAIMS OBLIGATIONS (LM-03100-2007.10.10-A)
It is understood and agreed that the Subscribing Reinsurer will fulfill its obligations under the Loss Adjustment and Settlement Article, until all claims have been reported and settled. Without first obtaining the Company’s written consent, the Subscribing Reinsurer will not, either directly or as the result of an action of a parent company or an affiliated entity, invoke any U.S. or foreign statute, legislation, or jurisprudence that purports to enable the Subscribing Reinsurer to require the Company to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities, under this Contract on an accelerated basis. It is further expressly understood and agreed that in the event the Subscribing Reinsurer attempts to require the Company to settle its claims liabilities on an accelerated basis, the Company shall continue to have the right to utilize or to draw upon Letters of Credit or other collateral, under the terms of this Contract. This Article does not prevent the Company and the Subscribing Reinsurer from settling any claims liabilities using a commutation process that is agreeable to both parties. This Article shall in no way affect the rights and obligations of the Company and the Subscribing Reinsurer under the Insolvency Article.
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NUCLEAR ENERGY RISKS EXCLUSION CLAUSE
(REINSURANCE 1994 WORLDWIDE EXCLUDING U.S.A. & CANADA)
This Agreement shall exclude Nuclear Energy Risks whether such risks are written directly and/or by way of reinsurance and/or via Pools and/or Associations.
For all purposes of this Agreement Nuclear Energy Risks shall mean all first party and/or third party insurances or reinsurances (other than Workers’ Compensation and Employers’ Liability) in respect of:
I.	All Property on the site of a nuclear power station, Nuclear Reactors, reactor buildings and plant and equipment therein on any site other than a nuclear power station.

II.	All Property on any site (including but not limited to the sites referred to in (I) above) used or having been used for
a)	The generation of nuclear energy; or

b)	The Production, Use or Storage of Nuclear Material.
III.	Any other Property eligible for insurance by the relevant local Nuclear Insurance Pool and/or Association but only to the extent of the requirements of that local Pool and/or Association.

IV.	The supply of goods and services to any of the sites, described in (I) to (III) above, unless such insurances or reinsurances shall exclude the perils of irradiation and contamination by Nuclear Material.
Except as under noted, Nuclear Energy Risks shall not include:
(i) Any insurance or reinsurance in respect of the construction or erection or installation or replacement or repair or maintenance or decommissioning of Property as described in (I) to (III) above (including contractors plant and equipment);
(ii) Any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (i) above;
Provided always that such insurance or reinsurance shall exclude the perils of irradiation and contamination by Nuclear Material.
However, the above exemption shall not extend to:
(1)	The provision of any insurance or reinsurance whatsoever in respect of:
(a)	Nuclear Material;
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(b)	Any Property in the High Radioactivity Zone or Area of any Nuclear Installation as from the introduction of Nuclear Material or — for reactor installations — as from fuel loading or first criticality where so agreed with the relevant local Nuclear Insurance Pool and/or Association.
(2)	The provision of any insurance or reinsurance for the under noted perils:
•	Fire, lightning, explosion;

•	Earthquake;

•	Aircraft and other aerial devices or articles dropped therefrom;

•	Irradiation and radioactive contamination;

•	Any other peril insured by the relevant local Nuclear Insurance Pool and/or Association;
in respect of any other Property not specified in (1) above which directly involves the Production, Use or Storage of Nuclear Material as from the introduction of Nuclear Material into such Property.
Definitions
“Nuclear Material” means:
(i) Nuclear fuel, other than natural uranium and depleted uranium, capable of producing energy by a self-sustaining chain process of nuclear fission outside a Nuclear Reactor, either alone or in combination with some other material; and
(ii) Radioactive Products or Waste.
“Radioactive Products or Waste” means any radioactive material produced in, or any material made radioactive by exposure to the radiation incidental to the production or utilization of nuclear fuel, but does not include radioisotopes which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose.
“Nuclear Installation” means
(i) Any Nuclear Reactor;
(ii) Any factory using nuclear fuel for the production of Nuclear Material, or any factory for the processing of Nuclear Material, including any factory for the reprocessing of irradiated nuclear fuel; and
(iii) Any facility where Nuclear Material is stored, other than storage incidental to the carriage of such material.
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“Nuclear Reactor” means any structure containing nuclear fuel in such an arrangement that a self-sustaining chain process of nuclear fission can occur therein without an additional source of neutrons.
“Production, Use or Storage of Nuclear Material” means the production, manufacture, enrichment, conditioning, processing, reprocessing, use, storage, handling and disposal of Nuclear Material.
“Property” shall mean all land, buildings, structures, plant, equipment, vehicles, contents (including but not limited to liquids and gases) and all materials of whatever description whether fixed or not.
“High Radioactivity Zone or Area” means:
(i) For nuclear power stations and Nuclear Reactors, the vessel or structure which immediately contains the core (including its supports and shrouding) and all the contents thereof, the fuel elements, the control rods and the irradiated fuel store; and
(ii) For non-reactor Nuclear Installations, any area where the level of radioactivity requires the provision of a biological shield.
N.M.A. 1975(a)
April 1, 1994
NOTES: Wherever used herein the terms:

“Reassured”	Shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.
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NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE U.S.A.
(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):
Limited Exclusion Provision.*
I.	It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either (a) become effective on or after 1st May, 1960, or (b) become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies,

or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.
(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:
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Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)
shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):
Broad Exclusion Provision.*
It is agreed that the policy does not apply:
I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief, (first aid, to expenses incurred with respect to (bodily injury, sickness, disease or death (bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to (injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
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(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the (injury, sickness, disease, death or destruction (bodily injury or property damages out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility (property damage to such nuclear facility and any property threat.
IV.	As used in this endorsement:

Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;
(With respect to injury to or destruction of property, the word “injury” or “destruction” (“property damage” includes all forms of radioactive
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contamination of property. (includes all forms of radioactive contamination of property.
V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.
*NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.
(BRMA 35A)
21/9/67
N.M.A. 1590 (amended)
NOTES: Wherever used herein the terms:

“Reassured”	Shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.
2008 First Casualty Excess of Loss — $50m x $50m

NUCLEAR INCIDENT EXCLUSION CLAUSE-LIABILITY-REINSURANCE-CANADA
1.	This Agreement does not cover any loss or liability accruing to the Reinsured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement, of the following classes, namely,

Personal Liability. Farmers’ Liability. Storekeepers’ Liability.

which become effective on or after 31st December 1992, shall be deemed to include, from their inception dates and thereafter, the following provision:-

Limited Exclusion Provision.

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1992, shall be deemed to include from their inception dates and thereafter, the following provision:-

Broad Exclusion Provision.

It is agreed that this Policy does not apply:
(a)	to liability imposed by or arising from any nuclear liability act, law or statute or any law amendatory thereof; nor

(b)	to bodily injury or property damage with respect to which an Insured under this policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured
2008 First Casualty Excess of Loss — $50m x $50m

under any such policy but for its termination upon exhaustion of its limit of liability; nor

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:
(i)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)	the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(iii)	the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.
As used in this Policy:
1.	The term “nuclear energy hazard” means the radioactive, toxic, explosive, or other hazardous properties of radioactive material;

2.	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances which may be designated by or pursuant to any law, act or statute, or law amendatory thereof as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

3.	The term “nuclear facility” means:
(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilising spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;
2008 First Casualty Excess of Loss — $50m x $50m

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.
4.	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

5.	With respect to property, loss of use of such property shall be deemed to be property damage.
01/4/96
NMA1979a
2008 First Casualty Excess of Loss — $50m x $50m

TERRORISM EXCLUSION CLAUSE (LM-02300-2006.04.14-A)
This Contract does not apply to and specifically excludes terrorism-related losses as follows:
A.	For risks located in the United States of America, its territories and possessions, and at the premises of any United States mission as such terms are intended to apply under the terms of the Terrorism Risk Insurance Act of 2002 and the Terrorism Risk Insurance Extension Act of 2005 (“TRIA”), as it may be amended from time-to-time:
1.	“Insured Losses” resulting, directly or indirectly, from a “Certified Act of Terrorism” under the terms of TRIA.

2.	Loss or damage, directly or indirectly, arising out of or in connection with nuclear, chemical, biological, or radiological explosion, pollution, or contamination resulting from any Other Act of Terrorism. Notwithstanding the foregoing, this Contract shall extend to cover insured physical loss or damage, excluding all time-element coverages and extensions, incurred as a direct and immediate consequence of an Other Act of Terrorism employing any non-nuclear weapon or device designed to disperse chemical, biological, or radiological contaminants; but, no coverage shall be afforded for any ensuing chemical, biological, or radiological contamination or pollution resulting from an Other Act of Terrorism employing such weapon or device.

“Other Act of Terrorism” as used in this subparagraph A.2. above shall mean any violent act or act that is dangerous to human life, property, or infrastructure that results in physical loss or damage that is committed by an individual or individuals acting on behalf of any person or interest as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States government by coercion, which is not a “Certified Act of Terrorism” under the terms of TRIA.
B.	For risks located within the United Kingdom, this Contract shall not cover:
1.	Loss, destruction, or damage in Great Britain (being England, Wales, and Scotland) occasioned by or happening through or as a direct or indirect consequence of an Act of Terrorism.

2.	Loss, destruction, or damage in Northern Ireland within the meaning of the Northern Ireland (Emergency Provisions) Act 1973 or successors thereof.
In the event of an occurrence giving rise to a loss or losses payable by the Company not being certified by Her Majesty’s government or Her Majesty’s Treasury or any successor relevant Authority to have been an Act of Terrorism and solely by reason thereof the Company is unable to recover such loss or losses in
2008 First Casualty Excess of Loss — $50m x $50m

whole or in part from Pool Reinsurance Company Limited, the Reinsurers accept that this subparagraph B.1. above does not apply to such loss or losses.

For the purpose of this paragraph B:

“Act of Terrorism” means an act of persons acting on behalf of or in connection with any organization that carries out activities directed towards the overthrowing or influencing by force or violence of Her Majesty’s government in the United Kingdom.

This paragraph B shall not, however, apply to goods in transit or goods in temporary storage while in transit.

Notwithstanding the foregoing, this paragraph B excludes loss or damage directly or indirectly arising out of or in connection with nuclear, chemical, biological, or radiological explosion, pollution, or contamination resulting from any Act of Terrorism. This Contract shall extend, however, to cover insured physical loss or damage, excluding all time-element coverages and extensions, incurred as a direct and immediate consequence of an Act of Terrorism employing any non-nuclear weapon or device designed to disperse chemical, biological, or radiological contaminants; but, no coverage shall be afforded for any ensuing chemical, biological, or radiological contamination or pollution resulting from an Act of Terrorism employing such weapon or device.

C.	For risks located in all other sovereignties not subject to paragraphs A or B above:

Loss or damage, directly or indirectly, caused by, contributed to by, resulting from, or arising out of or in connection with any Act of Terrorism, as defined in this paragraph C, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

For the purpose of this paragraph C:

“Act of Terrorism” shall mean any violent act or act that is dangerous to human life, property, or infrastructure that results in physical loss or damage that is committed by an individual or individuals acting on behalf of any person or interest as part of an effort to coerce the civilian population of any nation or to influence the policy or affect the conduct of the government of any such sovereign nation by coercion.

Where an occurrence falling within the definition of Act of Terrorism in this paragraph C, involving risks insured or reinsured in Consorcio, Gareat, Extremus, the Australian Terrorism Pool (or any similar scheme formed during the term of this Contract) gives rise to a loss or losses payable by the Company and such occurrence is not certified by the individual authority acting respectively for Consorcio, Gareat, Extremus, the Australian Terrorism Pool (or any similar scheme formed during the term of this Contract) having responsibility to make such judgment, or any successor authority, as an Act of Terrorism, the reinsurers accept that this exclusion does not apply to such loss(es).
2008 First Casualty Excess of Loss — $50m x $50m

Notwithstanding the foregoing, this paragraph C excludes loss or damage, directly or indirectly, arising out of or in connection with nuclear, chemical, biological, or radiological explosion, pollution, or contamination resulting from any Act of Terrorism. This Contract shall extend, however, to cover insured physical loss or damage, excluding all time-element coverages and extensions, incurred as a direct and immediate consequence of an Act of Terrorism employing any non-nuclear weapon or device designed to disperse chemical, biological, or radiological contaminants; but, no coverage shall be afforded for any ensuing chemical, biological, or radiological contamination or pollution resulting from an Act of Terrorism employing such weapon or device.
2008 First Casualty Excess of Loss — $50m x $50m

INTERESTS AND LIABILITIES AGREEMENT
(hereinafter referred to as the “Agreement”)
to the
FIRST CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
CONTRACT No. 2008158
[hereinafter referred to as the “Contract”)
between
PEERLESS INSURANCE COMPANY
(hereinafter referred to as the “Company”)
and
LIBERTY MUTUAL INSURANCE COMPANY
(hereinafter referred to as the “Subscribing Reinsurer”)
It is hereby mutually agreed by and between the Company of the one part and the Subscribing Reinsurer of the other part, that the Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurers as set forth in the attached First Casualty Excess of Loss Reinsurance Contract No. 2008158, effective 12:01 a.m., Local Standard Time, January 1, 2008, to which this Agreement is attached shall be for:
100%
The share of the Subscribing Reinsurer in the interests and liabilities of all reinsurers participating in said Contract shall be separate and apart from the shares of such other reinsurers to the said Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of the other Reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of the any other Reinsurers participating in said Contract.
First Casualty Excess of Loss
Interest and Liabilities Agreement
Effective: 01/01/2008

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and the attached First Casualty Excess of Loss Reinsurance Contract to be executed in duplicate by their respective duly authorized officers;
In Keene, New Hampshire, this 20th day of August, 2008, for and on behalf of:

ATTEST:	PEERLESS INSURANCE COMPANY

/s/ Daniel P. Baker	/s/ Nancy C. Callender

Signature	Signature

Daniel P. Baker	Nancy C. Callender

Name	Name

VP, Financial Services	Agency Markets AVP — Mgr. Reinsurance Mgmt

Title	Title
And in Boston, Massachusetts, this 19th day of September, 2008, for and on behalf of:

ATTEST:	LIBERTY MUTUAL INSURANCE COMPANY

/s/ Lauren H. Covert	/s/ Elaine Caprio Brady

Signature	Signature

Lauren H. Covert	Elaine Caprio Brady

Name	Name

Director of Ceded Reinsurance	Vice President

Title	Title
First Casualty Excess of Loss
Interest and Liabilities Agreement
Effective: 01/01/2008